UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

January 3, 2011
Date of Report (date of earliest event reported)

Cutera, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3240 Bayshore Blvd.
Brisbane, California 94005
(Address of principal executive offices)

(415) 657-5500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On January 5, 2011, Cutera, Inc. (the “Company”) announced that it had appointed Leonard C. DeBenedictis to serve as Chief Technology Officer of the Company.

Mr. DeBenedictis’ annual base salary will be $312,000. Additionally, Mr. DeBenedictis will be eligible to receive quarterly cash bonus payments at a target participation rate of 50% of his quarterly salary under the Company’s Management Bonus Program.  In addition, Mr. DeBenedictis is also eligible to receive quarterly cash payments under the Company’s Discretionary Profit Sharing Program.  In addition, the Company agreed to pay Mr. DeBenedictis a one-time special bonus of $50,550 that would become payable four months after Mr. DeBenedictis’ start date, assuming he is in good standing with the Company at that time.  The Company’s Board of Directors granted Mr. DeBenedictis an option to purchase 100,000 shares of the Company’s common stock at $8.75 per share, which was the fair market value on the date of grant. These options are subject to vesting over a period of three years with one-third cliff vesting after twelve months of the start date and 1/36th vesting per month thereafter.

Pursuant to the terms of his employment offer letter, the Company will enter into a change of control and severance agreement with Mr. DeBenedictis.  The terms and conditions of such change of control and severance agreement shall be substantially similar to the terms and conditions of the change of control and severance agreement the Company entered into with its Chief Financial Officer. Such change of control and severance agreement provides that if a named executive officer’s employment with the Company is terminated by the Company without cause or by the executive for good reason either prior to 3 months before or after 12 months following a change of control of the Company but not in connection with a change of control, the executive will receive, subject to signing a release of claims in favor of the Company, (i) a lump sum severance payment equal to 100% of the annual base salary as in effect immediately prior to such termination; and (ii) up to 12 months of reimbursement for premiums paid for COBRA coverage. Such change of control and severance agreement also provides that if an executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason and such termination occurs within the period beginning 3 months before, and ending 12 months following, a change of control of the Company and in connection with a change of control, the executive will receive, subject to signing a release of claims in favor of the Company, (i) a lump sum severance payment equal to 100% of the annual base salary as in effect immediately prior to such termination or, if greater, at the level in effect immediately prior to the change of control; (ii) a lump sum severance payment equal to 100% of the executive’s annual target bonus for the fiscal year in which the termination occurs or, if greater, executive’s annual target bonus in effect immediately prior to the change of control; (iii) automatic vesting in full of all outstanding and unvested equity awards held by the executive as of the date of the change of control; and (iv) up to 12 months of reimbursement for premiums paid for COBRA coverage.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Cutera, Inc. dated January 5, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUTERA, INC.

Date: January 6, 2011.	By:	/s/ Ronald J. Santilli
Ronald J. Santilli Executive Vice President and Chief Financial Officer